EXHIBIIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Brocade Communications Systems, Inc.:
We hereby consent to the incorporation by reference into Brocade Communications Systems, Inc.’s previously filed Registration Statements on Form S-8 (Nos. 333-117897, 333-103571, 333-85187, 333-95653, 333-39126, 333-53734, 333-64260, 333-72480, and 333-100797) and Form S-3 (No. 333-84698) of our report dated January 27, 2005, except as to Note 3b which is as of November 10, 2005, with respect to the consolidated balance sheets of Brocade Communications Systems, Inc. and subsidiaries as of October 30, 2004 and October 25, 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended October 30, 2004, and related financial statement schedule, which report appears in this Annual Report on Form 10-K/A of Brocade Communications Systems, Inc. for the year ended October 30, 2004. Our report indicates that the consolidated balance sheet of Brocade Communications Systems, Inc. and subsidiaries as of October 30, 2004 and October 25, 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended October 30, 2004 have been restated.
/s/ KPMG LLP
Mountain View, California
November 10, 2005